UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  July 26, 2011

Kaiser Federal Financial Group, Inc.
(Exact name of registrant as specified in its charter)

Maryland	001-34979	26-1500698
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

1359 N. Grand Avenue, Covina, CA 91722
Address of principal executive offices

(626) 339-9663
Registrant’s telephone number, including area code

Not Applicable
(Former name or former address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02                      Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)           Annual Incentive Plan.   On July 26, 2011, Kaiser Federal Bank (the “Company”), the wholly owned subsidiary of  Kaiser Federal Financial Group, Inc., adopted the Kaiser Federal Bank Annual Incentive Plan to provide a payment to eligible employees based upon attainment of specified goals that align the interests of employees with those of the Company.  Participation in the plan is limited to select group of employees as determined prior to each plan year.  New employees must be employed by March 31 in a given plan year to be eligible for an incentive award related to performance in that plan year.

The plan will provide annual incentive awards to participants based on overall Company, department and/or individual performance goals as established by the Compensation Committee of the Board of Directors of the Company (the “Committee”).  The Company’s performance goals will be based on the Company’s success as measured by criteria determined by the Committee, with input from the Chief Executive Officer which will be determined by using performance history, peer data, market data and management’s judgment based on previous experience and projected market conditions.  The department and/or individual performance goals will be based on the department and/or participant’s individual success as measured against predetermined goals.

Each participant is entitled to receive an incentive award based on a percentage of his or her base salary if the Company, department and/or individual performance goals are met at the end of each plan year.  Levels of achievement for each performance goal are set at “threshold,” “target” and “maximum” performance levels such that the participant’s incentive award is determined by the level of achievement of each performance goal related to the participant.  Notwithstanding the foregoing, no incentive awards will be payable to any participant during any plan year unless the Company earns a specific measure of net income as established by the Committee prior to the beginning of such plan year.

Incentive awards will be payable to participants within two and one-half (2.5) months after the end of each plan year.  However, participants who are “named executive officers” (as determined by the Committee) will be required to defer 30% of any incentive award earned during the plan year.  The deferred amount will be payable in two installments, with the first installment to be paid within two and one-half (2.5) months following end of the first anniversary date following the end of the plan year, and second installment payment to be paid within two and one-half (2.5) months following the end of the second anniversary date following the end of the plan year.  Payments of the deferred amounts to the participants will be subject certain performance requirements that must be satisfied by the Company and/or participant during such deferral period.  In addition, incentive awards that are payable to participants who are named executive officers will be subject to clawback if the incentive awards were determined based on any materially inaccurate financial information or if the participants’ activities within the plan year, and for one year thereafter, pose material risk to the Company.

Each participant must be an active employee on the date the incentive is paid to earn and receive the award.  However, participants whose performance otherwise qualifies them for an annual incentive award and whose employment is terminated due to disability can receive a pro-rata portion of the award for the plan year, even if they are not employed as of the award payout date.  Participants whose performance otherwise qualified them for an annual incentive award, that attain age 65 or greater, and voluntarily retire will receive payment for a pro-rata portion of the award based on their retirement date.  In the event of death, the Company will pay to the participants’ beneficiaries the pro-rata portion of the award that had been earned by the participants in the plan year.

The foregoing description of the plan is qualified in its entirety by reference to the plan attached hereto as Exhibit 10.1.

Item 9.01                      Financial Statements and Exhibits

(a)	Financial statements of businesses acquired. Not Applicable.

(b)	Pro forma financial information. Not Applicable.

(c)	Shell company transactions: Not Applicable.

(d)	Exhibits.

The following Exhibit is attached as part of this report:

Exhibit No.	Description

10.1	Kaiser Federal Bank Annual Incentive Plan

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

KAISER FEDERAL FINANCIAL GROUP, INC.
DATE: August 1, 2011	By:	/s/ Dustin Luton
Dustin Luton
President and Chief Executive Officer
(Duly Authorized Representative)